Exhibit 5
October 10, 2007
Board of Directors
ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878
Ladies and Gentlemen:
     We are acting as special counsel to ACE*COMM Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 8,428,601 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be sold, once issued upon conversion of the notes, payment of interest under the notes or exercise of the warrants referred to in Paragraphs 3 through 6 below, by certain selling stockholders (each a “Selling Stockholder”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	Securities Purchase Agreement, dated as of June 4, 2007 by and among the Company and the purchasers named therein.

3.	$350,000 Series A Senior Secured Convertible Note Due June 8, 2010 to Hale Fund Management, LLC, as amended and restated as of July 12, 2007.

4.	$3,850,000 Series A Senior Secured Convertible Note Due June 8, 2010 to EREF ACE, LLC, as amended and restated as of July 12, 2007.

5.	Warrant dated June 8, 2007, as amended and restated as of July 12, 2007, for 155,063 shares of the Company’s common stock to Hale Fund Management, LLC.

6.	Warrant dated June 8, 2007, as amended and restated as of July 12, 2007, for 1,705,697 shares of the Company’s common stock to EREF ACE, LLC.

7.	The Articles of Amendment and Restatement of the Company, as certified by the Secretary of Company on the date hereof as being complete, accurate and in effect (the “Articles”).

8.	The Bylaws of the Company, with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Bylaws”).

Board of Directors
ACE*COMM Corporation
October 10, 2007

9.	Resolutions of the Board of Directors of the Company adopted at a meeting held on May 30, 2007 and resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on June 7, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the issuance of shares of the Company’s common stock to the investors in connection with the financing and arrangements in connection therewith.

10.	Certificate of an officer of the Company, dated as of the date hereof, as to various matters.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing. The agreements and documents referred to in Paragraphs 2 through 6 are referred to herein as the “Documents.”
     This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that upon issuance of the Shares upon conversion of the notes, payment of interest under the notes or exercise of the warrants, all in accordance with the Documents, the Shares will be validly issued, fully paid, and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P